Exhibit 99.2

December 7, 2020

Charles Fabrikant – Executive Chairman and Chief Executive Officer

Dear Colleagues,

I am pleased to share with you exciting news. Today we announced we have entered into an agreement with an affiliate of American Industrial Partners (AIP) to take SEACOR Holdings private. AIP is a leading private equity firm that focuses on investing in industrial, services, and marine businesses and providing them capital to accelerate growth. The press release announcing the news is attached.

AIP’s desire to partner with SEACOR is an affirmation of confidence in its businesses and management team, and a salute to the commitment that all of you demonstrate every day. Under private ownership, the company will have financial flexibility and additional access to capital to pursue growth opportunities across all our businesses, via consolidation, adding working assets and/or investing in lines of business that augment existing operations.

During the past two months, SEACOR’s leadership team has spent considerable time with AIP’s partners and associates. We believe that AIP is the right partner for SEACOR’s culture. AIP has deep expertise providing financial, strategic, and operating support to management teams of businesses such as those SEACOR owns. Many of AIP’s senior partners also have strong operating backgrounds and their culture and “DNA” are a good match with ours. They are focused on long-term value creation and understand the operating challenges of businesses that have cycles and the priority of safety in operations, maintaining equipment and servicing customers and clients.

This transaction will deliver immediate and meaningful value to our shareholders, and I am confident that you and our customers will benefit from becoming part of the AIP family.

Following the close of the transaction, which we expect to occur by the end of the first quarter of 2021, I will step down from my executive positions and Eric Fabrikant will assume the role of Chief Executive Officer. Some of you have been colleagues for more than 20 years. All of you have worked diligently for SEACOR and I want to extend my thanks for the support and take pleasure in having watched you give the same commitment to Eric. As many of you know, Eric has been instrumental in developing our corporate strategy and handling day to day operations. I am pleased and proud to have Eric take over the position of CEO. I am confident that SEACOR will continue to flourish under the leadership of Eric and your business unit leaders and managers, working in partnership with AIP, and I will continue to be available to help in any way I can.

SEACOR Holdings Inc.

2200 Eller Drive
P.O. Box 13038	T: +1 954 523 2200
Fort Lauderdale, FL 33316	F: +1 954 524 9185	SEACORHOLDINGS.COM

Eric Fabrikant – Chief Operating Officer

I am exceptionally honored to be stepping into the leadership role for such a strong and dynamic set of businesses. The progress we have made growing SEACOR, serving our diverse group of customers and continually improving our operations reflects the decades of support you have given to my father and in recent years to me as well. I feel fortunate to lead a talented group of managers and a dedicated roster of personnel throughout the organization. I am confident of a smooth transition and excited to partner with AIP in guiding SEACOR and all of you forward into our next chapter.

I know there are questions about what all this means for you. I can assure you that today’s announcements will have no immediate impact on our day-to-day operations – it is very much business as usual for those of us who work for SEACOR and our responsibility remains constant, to focus on safety and to provide all our essential services to our customers. We are embarking on an exciting journey and I feel privileged to be leading us in developing new opportunities.

Thanks for your continued commitment to SEACOR.

Regards,

Charles Fabrikant & Eric Fabrikant

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that AIP (or an entity AIP controls) or the Company will file with the United States Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that AIP (or an entity AIP controls) intends to file with the SEC. At the time the tender offer is commenced, AIP (or an entity AIP controls) will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting the Company. Free copies of these materials and certain other offering documents will be made available by the Company upon request by mail to SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316, attention: Investor Relations, or by phone at 1-954-523-2200, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors” section of the Company’s internet website at seacorholdings.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

SEACORHOLDINGS.COM

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements discussed in this communication as well as in other reports, materials and oral statements that the Company releases from time to time constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements, including statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement, including customers; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) risks relating to the COVID-19 pandemic, including the volatility the pandemic has caused in the capital markets and the effects it has had and could continue to have on the global economy and (x) various other matters and factors discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

SEACORHOLDINGS.COM